Exhibit 99

NORTEK CALLS
9 7/8% SENIOR SUBORDINATED NOTES DUE MARCH 1, 2004
FOR REDEMPTION

PROVIDENCE, RI, June 13, 2001—Nortek, Inc. (NYSE:NTK) announced today that it has called for redemption on July 12, 2001 all of the Company’s outstanding 9 7/8% Senior Subordinated Notes due March 1, 2004, at the redemption price of 101.405% of the principal amount thereof plus accrued and unpaid interest. On that date interest on the notes will cease to accrue.

As of this date, $204,822,000 principal amount of the 9 7/8% Senior Subordinated Notes are outstanding. State Street Bank and Trust Company, Boston, Massachusetts, is Paying Agent for the redemption.

Nortek* is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. The Company offers a broad array of products for improving the environments where people live and work. Its products include range hoods and other spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, indoor air quality systems, and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward- looking statements. Important factors impacting such forward looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward- looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the Company’s reports and filings with the Securities and Exchange Commission.

_________________